SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report
(Date of earliest event reported)

December 29, 2000

Key Production Company, Inc.
(Exact name of registrant as specified in its charter)


Delaware                   001-11769                 84-1089744
(State of incorporation) (Commission file number)  (IRS Employer
                                                   Identification No.)

707 Seventeenth Street, Suite 3300  Denver, Colorado        80202-3404
(Address of principal executive offices)                    (Zip Code)

303/295-3995
(Registrant's telephone number)

Not Applicable
(Former name and address)

Item 2.  Acquisition or Disposition of Assets

Key Production Company, Inc. announced that on December 29, 2000, it completed its acquisition of Columbus Energy Corp. pursuant to the terms of its merger agreement dated August 28, 2000.

In the transaction, each Columbus common share will be converted into 0.355 shares of Key. The number of shares of Key stock issued to the former Columbus stockholders was based on several factors, including the relative net asset values of the two companies. Conversion requires the issuance of up to 1.345 million new Key common shares and the assumption of $2.2 million of Columbus' debt. As a result, the combined company's year-end 2000 debt was $44 million and total shares outstanding approximate 13.8 million.

In connection with the merger, Key and Columbus reported that pro forma combined proved oil and gas reserves as of June 30, 2000, were 150 billion cubic feet
(Bcf) equivalent, consisting of 9.9 million barrels of oil and 90.4 Bcf of gas. Estimated current daily combined production rates are 45-47 million cubic feet of gas and 4,500-4,700 barrels of oil.

The former shareholders of Columbus will receive a Letter of Transmittal by mail for use in exchanging their current shares for shares of Key. The exchange and transmittal process will begin promptly. Questions concerning this process should be directed to Key's transfer agent, Continental Stock Transfer & Trust Company at 800/509-5586. Columbus stock certificates should not be sent to Key or Columbus for exchange. Current Key shareholders will retain their existing shares and will not be affected by the exchange rate.

Item 7.  Financial Statements and Exhibits

The following financial statements, pro forma financial information and exhibits are filed as a part of this report.

(a)  Financial statements of the business acquired, prepared pursuant to Rule
     3.05 of Regulation S-X:


                             COLUMBUS ENERGY CORP.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
Audited Financial Statements of Columbus Energy Corp.:
Report of Independent Accountants.........................................  4

  Consolidated Balance Sheets at November 30, 1999 and 1998...............  5

  Consolidated Statements of Operations for the years ended November 30,
   1999, 1998 and 1997....................................................  7

  Consolidated Statements of Stockholders' Equity for the years ended
   November 30, 1999, 1998 and 1997.......................................  8

  Consolidated Statements of Cash Flows for the years ended November 30,
   1999, 1998 and 1997....................................................  9

Notes to the Consolidated Financial Statements............................  10

Unaudited Interim Financial Statements of Columbus Energy Corp.:

  Consolidated Balance Sheets at August 31, 2000 and November 30, 1999....  25

  Consolidated Statements of Operations for the Nine Months ended
   August 31, 1999 and 2000...............................................  27

  Consolidated Statements of Stockholders' Equity for the Nine Months
   Ended August 31, 1999 and 2000.........................................  28

  Consolidated Statements of Cash Flows for the Nine Months
   Ended August 31, 1999 and 2000.........................................  29

Notes to the Consolidated Financial Statements............................  30

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Stockholders of Columbus Energy Corp.

  In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, shareholders' equity and cash flows present fairly, in all material respects, the financial position of Columbus Energy Corp. and its subsidiaries at November 30, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended November 30, 1999, in conformity with accounting principles generally accepted in the United States. These consolidated financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP
Denver, Colorado

February 17, 2000

                             COLUMBUS ENERGY CORP.

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                              November 30,
                                                            ------------------
                                                              1999      1998
                                                            --------  --------
                                                             (in thousands)
Current assets:
  Cash and cash equivalents................................ $  1,850  $  2,003
  Accounts receivable:
    Joint interest partners................................    1,780     1,570
    Oil and gas sales......................................    1,501     1,239
    Allowance for doubtful accounts........................     (116)     (116)
  Deferred income taxes (Note 5)...........................      200       327
  Inventory of oil field equipment, at lower of average
   cost or market..........................................      106        95
  Other....................................................       80       106
                                                            --------  --------
      Total current assets.................................    5,401     5,224
                                                            --------  --------
Deferred income taxes (Note 5).............................      937       --
Property and equipment:
  Oil and gas assets, successful efforts method (Notes 3
   and 4)..................................................   36,862    36,039
  Other property and equipment.............................    1,836     1,804
                                                            --------  --------
                                                              38,698    37,843
  Less: Accumulated depreciation, depletion, amortization
   and valuation allowance (Notes 2 and 3).................  (22,506)  (19,118)
                                                            --------  --------
Net property and equipment.................................   16,192    18,725
                                                            --------  --------
                                                            $ 22,530  $ 23,949
                                                            ========  ========

                                                                     (continued)

                             COLUMBUS ENERGY CORP.

                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                November 30,
                                                              ----------------
                                                               1999     1998
                                                              -------  -------
                                                              (in thousands)
Current liabilities:
  Accounts payable........................................... $ 2,352  $ 1,846
  Undistributed oil and gas production receipts..............     386      317
  Accrued production and property taxes......................     738      677
  Prepayments from joint interest owners.....................     200      374
  Accrued expenses...........................................     494      415
  Income taxes payable (Note 5)..............................      30        2
  Other......................................................      32       37
                                                              -------  -------
    Total current liabilities................................   4,232    3,668
                                                              -------  -------
Long-term bank debt (Note 4).................................   5,500    4,900
Deferred income taxes (Note 5)...............................     --       117
Commitments and contingent liabilities (Note 9)
Stockholders' equity:
  Preferred stock authorized 5,000,000 shares, no par value;
   none issued...............................................     --       --
  Common stock authorized 20,000,000 shares of $.20 par
   value; 4,645,303 shares issued in 1999 and 4,611,001 in
   1998 (outstanding 3,800,558 in 1999 and 4,046,552 in 1998)
   (Notes 1 and 7)...........................................     929      922
  Additional paid-in capital.................................  20,069   19,656
  Accumulated deficit........................................  (2,655)  (1,440)
                                                              -------  -------
                                                               18,343   19,138
Less:
  Treasury stock, at cost (Note 7) 844,745 shares in 1999 and
   564,449 shares in 1998....................................  (5,545)  (3,874)
                                                              -------  -------
  Total stockholders' equity.................................  12,798   15,264
                                                              -------  -------
                                                              $22,530  $23,949
                                                              =======  =======

  The accompanying notes are an integral part of these consolidated financial statements.

                             COLUMBUS ENERGY CORP.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                    Year Ended November 30,
                                                    -------------------------
                                                     1999     1998     1997
                                                    -------  -------  -------
                                                     (in thousands, except
                                                        per share data)
Revenues:
  Oil and gas sales................................ $10,014  $10,617  $13,815
  Operating and management services................   1,386    1,336    1,176
  Interest income and other........................     100      141      165
                                                    -------  -------  -------
    Total revenues.................................  11,500   12,094   15,156
                                                    -------  -------  -------
Costs and expenses:
  Lease operating expenses.........................   1,903    2,140    1,849
  Property and production taxes....................   1,029    1,080    1,258
  Operating and management services................     884    1,060      827
  General and administrative.......................   1,336    1,466    1,372
  Depreciation, depletion and amortization.........   3,400    3,846    3,295
  Impairments......................................     973    3,482    2,179
  Exploration expense..............................   3,071      722      540
  Retirement and separation........................     111      --       --
  Litigation expense...............................     119        4       10
  Loss on sale of assets...........................     --       --        60
                                                    -------  -------  -------
    Total costs and expenses.......................  12,826   13,800   11,390
                                                    -------  -------  -------
    Operating income (loss)........................  (1,326)  (1,706)   3,766
                                                    -------  -------  -------
Other (income) expense:
  Interest.........................................     373      260      174
  Other............................................      62       26       (4)
                                                    -------  -------  -------
                                                        435      286      170
                                                    -------  -------  -------
Earnings (loss) before income taxes................  (1,761)  (1,992)   3,596
Provision (benefit) for income taxes (Note 5)......    (546)    (757)   1,429
                                                    -------  -------  -------
    Net earnings (loss)............................ $(1,215) $(1,235) $ 2,167
                                                    =======  =======  =======
Earnings (loss) per share (Note 8):
  Basic............................................   $(.31)   $(.29)    $.50
                                                    =======  =======  =======
  Diluted..........................................   $(.31)   $(.29)    $.49
                                                    =======  =======  =======
Weighted average number of common and common
 equivalent shares outstanding:
  Basic............................................   3,898    4,194    4,299
                                                    =======  =======  =======
  Diluted..........................................   3,898    4,194    4,392
                                                    =======  =======  =======

  The accompanying notes are an integral part of these consolidated financial statements.

                             COLUMBUS ENERGY CORP.
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                  For the Three Years Ended November 30, 1999

                                                       Retained
                           Common Stock   Additional   Earnings    Treasury Stock
                         ----------------  Paid-in   (Accumulated -----------------
                          Shares   Amount  Capital     deficit)    Shares   Amount
                         --------- ------ ---------- ------------ --------  -------
                                       (dollar amounts in thousands)
Balances, December 1, 1996..........         3,499,915  $700   $17,361     $   720     344,569  $(2,556)
Exercise of employee stock options..            99,233    20       548         --       13,333     (131)
Purchase of shares..................               --    --        --          --      158,014   (1,381)
Shares issued for Stock
 Purchase Plan......................             6,996     1        62         --       (1,762)      12
Shares issued for Incentive Bonus
 PlanPlan and directors' fees.......               --    --         (7)        --      (13,451)     105
Shares issued under five-for-four
 stock split........................           885,924   177      (178)        --      107,808      --
Tax benefit of disqualifying
 disposition of
 incentive stock  options...........               --    --         76         --          --       --
Income tax benefit of loss
 carryforwards arising prior to
 quasi- reorganization..............               --    --        262         --          --       --
Net earnings............                           --    --        --        2,167         --       --
                                             ---------  ----   -------     -------    --------  -------
Balances, November 30,
 1997...................                     4,492,068   898    18,124       2,887     608,511   (3,951)
                                             ---------  ----   -------     -------    --------  -------
Exercise of employee
 stock options......................           109,910    22       592         --       27,193     (229)
Purchase of shares..................               --    --        --          --      352,766   (2,550)
Shares issued for Stock
 Purchase Plan......................             9,023     2        70         --       (2,275)      16
10% stock dividend..................               --    --        492      (3,092)   (386,494)   2,598
Shares issued for
 Incentive Bonus Plan
 and directors' fees................               --    --        (57)        --      (35,252)     242
Tax benefit of stock
 option exercises...................               --    --        215         --          --       --
Income tax benefit of  loss
 carryforwards arising prior to
 quasi- reorganization..............               --    --        220         --          --       --
Net loss............................               --    --        --       (1,235)        --       --
                                             ---------  ----   -------     -------    --------  -------
Balances, November 30,
 1998..............................          4,611,001   922    19,656      (1,440)    564,449   (3,874)
                                             ---------  ----   -------     -------    --------  -------
Exercise of employee
 stock options.....................             23,320     5        63         --          855       24
Purchase of shares.................                --    --        --          --      300,540   (1,836)
Shares issued for Stock
 Purchase Plan.....................             10,982     2        66         --       (2,759)      19
Shares issued for
 Incentive Bonus Plan
 and directors' fees...............                --    --        (38)        --      (18,340)     122
Tax benefit of stock
 option exercises..................                --    --         12         --          --       --
Income tax benefit of loss
 carryforwards arising prior to
 quasi- reorganization.............                --    --        310         --          --       --
Net loss...........................                --    --        --       (1,215)        --       --
                                             ---------  ----   -------     -------    --------  -------
Balances, November 30,
 1999..............................          4,645,303  $929   $20,069     $(2,655)    844,745  $(5,545)
                                             =========  ====   =======     =======    ========  =======

   The accompanying notes are an integral part of these consolidated financial statements.

                             COLUMBUS ENERGY CORP.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                     Year Ended November 30,
                                                     -------------------------
                                                      1999     1998     1997
                                                     -------  -------  -------
                                                         (in thousands)
Net earnings (loss)................................  $(1,215) $(1,235) $ 2,167
Adjustments to reconcile net earnings (loss) to net
 cash provided by operating activities:
  Depreciation, depletion, and amortization........    3,400    3,846    3,295
  Impairments and loss on asset dispositions.......      973    3,482    2,179
  Deferred income tax provision (benefit)..........     (606)    (822)   1,328
  Exploration expense, non-cash portion............      328        9      --
  Other............................................      147      190      163
Changes in operating assets and liabilities:
  Accounts receivable..............................     (472)   1,177   (1,554)
  Other current assets.............................      (28)      (7)      21
  Accounts payable.................................      673     (298)     352
  Undistributed oil and gas production receipts....       69      (76)     339
  Accrued production and property taxes............       61      126       (4)
  Prepayments from joint interest owners...........     (174)    (191)     307
  Income taxes payable.............................       28       18        9
  Other current liabilities........................       74       39       36
                                                     -------  -------  -------
  Net cash provided by operating activities........    3,258    6,258    8,638
                                                     -------  -------  -------
Cash flows from investing activities:
  Proceeds from sale of assets.....................      --        36    1,005
  Additions to oil and gas properties..............   (2,291)  (6,642)  (8,172)
  Additions to other assets........................      (45)    (111)    (127)
                                                     -------  -------  -------
  Net cash used in investing activities............   (2,336)  (6,717)  (7,294)
                                                     -------  -------  -------
Cash flows from financing activities:
  Proceeds from long-term debt.....................    1,300    3,400    3,000
  Reduction in long-term debt......................     (700)    (700)  (3,000)
  Proceeds from exercise of stock options..........      161      455      498
  Purchase of treasury stock.......................   (1,836)  (2,550)  (1,381)
                                                     -------  -------  -------
  Net cash provided by (used in) financing
   activities......................................   (1,075)     605     (883)
                                                     -------  -------  -------
Net increase (decrease) in cash and cash
 equivalents.......................................     (153)     146      461
Cash and cash equivalents at beginning of year.....    2,003    1,857    1,396
                                                     -------  -------  -------
Cash and cash equivalents at end of year...........  $ 1,850  $ 2,003  $ 1,857
                                                     =======  =======  =======
Supplemental disclosure of cash flow information:
 Cash paid during the period for:
  Interest.........................................  $   373  $   254  $   182
                                                     =======  =======  =======
  Income taxes, net of refunds.....................  $    32  $    47  $    91
                                                     =======  =======  =======
Supplemental disclosure of non-cash investing and
 financing activities:
  Non-cash compensation expense related to common
   stock...........................................  $   116  $   190  $    98
                                                     =======  =======  =======
  Use of loss carryforwards credited to additional
   paid-in-capital.................................  $   310  $   220  $   262
                                                     =======  =======  =======

  The accompanying notes are an integral part of these consolidated financial statements.

                             COLUMBUS ENERGY CORP.

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(1) FORMATION AND OPERATIONS OF THE COMPANY

  Columbus Energy Corp. ("Columbus") was incorporated as a Colorado corporation on October 7, 1982 primarily to explore for, develop, acquire and produce oil and gas reserves. Columbus' wholly-owned subsidiary is Columbus Gas Services, Inc. ("CGSI"). CEC Resources Ltd. ("Resources") was also a wholly-owned subsidiary prior to February 24, 1995 when it was divested by Columbus by a rights offering to its shareholders. On September 1, 1998 Columbus formed a Texas partnership named Columbus Energy, L.P. and is its general partner. The partnership's limited partner is Columbus Texas, Inc. ("Texas"), a Nevada corporation, which is a wholly-owned subsidiary of Columbus. All of the Company's oil and gas properties in Texas were transferred to the partnership effective September 1, 1998. Columbus remains the operator of the properties. Columbus and its subsidiaries are referred to in these Notes to the Financial Statements as the "Company".

(2) ACCOUNTING POLICIES

  The consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles and require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The following is a summary of the significant accounting policies followed by the Company.

 Consolidation

  The accompanying consolidated financial statements include the accounts of Columbus and its wholly-owned subsidiaries, CGSI and Texas. All significant intercompany balances have been eliminated in consolidation.

 Cash Equivalents

  For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents. Hedging activities are included in cash flow from operations in the cash flow statements.

 Financial Instruments and Concentrations of Credit Risk

  The Company maintains demand deposit accounts with separate banks in Denver, Colorado. The Company also invests cash in the highest rated commercial paper of large U.S. companies, with maturities not over 30 days, which have minimal risk of loss. At November 30, 1999 and 1998 the Company had investments in commercial paper of $1,300,000 and $1,100,000, respectively. The carrying amounts of accounts receivable and accounts payable approximate their fair values based on the short-term nature of those instruments. The carrying amount of long-term debt approximates fair value because the interest rate on this instrument changes with market interest rates.

  Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of cash and cash equivalents and accounts receivable. Columbus as operator of jointly-owned oil and gas properties, sells oil and gas production to relatively large U.S. oil and gas purchasers (see Note 3), and pays vendors for oil and gas services. The risk of non-payment by the purchasers, counterparties to the crude oil and natural gas swap agreements or joint owners is considered minimal. The Company does not obtain collateral from its oil and gas purchasers for sales to them. Joint interest receivables are subject to collection under the terms of operating agreements which provide lien rights to the operator.

                             COLUMBUS ENERGY CORP.

 Oil and Gas Properties

  The Company follows the successful efforts method of accounting. Expenditures for lease acquisition and development costs (tangible and intangible) relating to proved oil and gas properties are capitalized. Delay and surface rentals are charged to expense in the year incurred. Dry hole costs incurred on exploratory operations are expensed. Dry hole costs associated with developing proved fields are capitalized. Expenditures for additions, betterments, and renewals are capitalized. Exploratory geological and geophysical costs are expensed when incurred.

  Upon sale or retirement of proved properties, the cost thereof and the accumulated depreciation or depletion are removed from the accounts and any gain or loss is credited or charged to income if significant. Abandonment, restoration, dismantlement costs and salvage value are taken into account in determining depletion rates. These costs are generally about equal to the proceeds from equipment salvage upon abandonment of such properties. When estimated abandonment costs exceed the salvage value, the excess cost is accrued and expensed. Maintenance and repairs are charged to operating expenses.

  Provision for depreciation and depletion of capitalized exploration and development costs are computed on the unit-of-production method based on proved reserves of oil and gas, as estimated by petroleum engineers, on a property by property basis. Unproved properties are assessed periodically to determine whether they are impaired. When impairment occurs, a loss is recognized by providing a valuation allowance. When leases for unproved properties expire, any remaining cost is expensed.

  An impairment loss on oil and gas properties is reported as a component of income from continuing operations. The Company recognizes an impairment loss when the carrying value exceeds the expected undiscounted future net cash flows of each property pool, at which time the property pool is written down to the fair value. Fair value is estimated to be a discounted present value of expected future net cash flows with appropriate risk consideration.

  The Company uses crude oil and natural gas hedges to manage price exposure. Realized gains and losses on the hedges are recognized in oil and gas sales as settlement occurs.

  The Company follows the entitlements method of accounting for balancing of gas production. The Company's gas imbalances are immaterial at November 30, 1999 and 1998.

 Other Property and Equipment

  Other property and equipment consists of compressors, vehicles, office and computer equipment and software. Gains and losses from retirement or replacement of other properties and equipment are included in income. Betterments and renewals are capitalized. Maintenance and repairs are charged to operating expenses. Depreciation of other assets is provided on the straight line method over their estimated useful lives, which range from three to twelve years.

 Operating and Management Services

  The Company recognizes revenue for operating and management services provided to other companies and non-operating interest owners in which the Company has no economic interest. The Company receives overhead fees, management fees and revenues related to gas marketing, compression and gathering.

  The cost of providing such services is expensed and shown as "operating and management services" cost.

                             COLUMBUS ENERGY CORP.

 Earnings Per Share

  Basic earnings per share is computed based on the weighted average number of shares outstanding. Diluted earnings per share reflects the potential dilution that would occur if options were exercised using the average market price for the Company's stock for the period. Historical average number of shares outstanding and earnings per share have been adjusted for the five-for-four stock split distributed June 16, 1997 to shareholders of record as of May 27, 1997 and the 10% stock dividend distributed March 9, 1998 to shareholders of record as of February 23, 1998.

 Accounting for Stock-Based Compensation

  The Financial Accounting Standards Board ("FASB") issued SFAS No. 123, "Accounting for Stock-Based Compensation" in 1995. This statement prescribes the accounting and reporting standards for stock-based employee compensation plans and was effective for the Company's 1997 fiscal year. The Company makes the alternative pro forma disclosures as permitted in the SFAS.

 New Accounting Pronouncements

  In June 1999, the FASB issued SFAS No. 137 which deferred the effective date for SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," to fiscal years beginning after June 15, 2000. The Company must apply this statement no later than its fiscal year beginning December 1, 2000. SFAS No. 133 requires recording all derivative instruments as assets or liabilities measured at fair value. This Statement is not expected to materially affect the Company's financial statements.

(3) OIL AND GAS PRODUCING ACTIVITIES

  The following tables set forth the capitalized costs related to U.S. oil and gas producing activities, costs incurred in oil and gas property acquisition, exploration and development activities, and results of operations for producing activities:

                   Capitalized Costs Relating to Oil and Gas
                             Producing Activities
                                (in thousands)

                                                              November 30,
                                                            ------------------
                                                              1999      1998
                                                            --------  --------
Proved properties.........................................  $ 36,456  $ 35,290
Unproved properties.......................................       406       749
                                                            --------  --------
                                                              36,862    36,039
Less accumulated depreciation, depletion, amortization and
 valuation allowance......................................   (21,221)  (17,919)
                                                            --------  --------
  Total net properties....................................  $ 15,641  $ 18,120
                                                            ========  ========

                              COLUMBUS ENERGY CORP.
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
               Costs Incurred in Oil and Gas Property Acquisition,
                    Exploration and Development Activities
                                (in thousands)

                                                         Year Ended November 30,
                                                         -----------------------
                                                            1999   1998   1997
                                                           ------ ------ -------
Property acquisition costs:
  Proved.................................................. $  --  $   74 $   --
  Unproved................................................    226    764     508
Exploration costs.........................................  3,071    722     540
Development costs.........................................  1,927  4,925   9,043
                                                           ------ ------ -------
    Total costs incurred.................................. $5,224 $6,485 $10,091
                                                           ====== ====== =======

                Results of Operations for Producing Activities
                                (in thousands)

                                                     Year Ended November 30,
                                                     -------------------------
                                                      1999     1998     1997
                                                     -------  -------  -------
Sales............................................... $10,014  $10,617  $13,815
Production (lifting) costs (a)......................   2,932    3,220    3,107
Exploration expenses................................   3,071      722      540
Impairment of long-lived assets.....................     973    3,482    2,179
Depreciation depletion and amortization (b).........   3,301    3,743    3,194
                                                     -------  -------  -------
                                                        (263)    (550)   4,795
Income tax provision (benefit)......................     (82)    (209)   1,905
                                                     -------  -------  -------
Results of operations from producing activities
 (excluding overhead and interest incurred)......... $  (181) $  (341) $ 2,890
                                                     =======  =======  =======

--------
(a) Production costs include lease operating expenses, production and property taxes
(b) Amortization expense per equivalent barrel of production: 1999-$4.69 1998- $4.64 1997-$3.91

  For the years ended November 30, 1999, 1998 and 1997, the Company had the following customers who purchased production equal to more than 10% of its total revenues. The following table shows the amounts purchased by each customer.

                                    1999             1998             1997
                              ---------------- ---------------- ----------------
                              Amount % Revenue Amount % Revenue Amount % Revenue
                              ------ --------- ------ --------- ------ ---------
Customer A................... $1,521   15.2%   $1,652   15.6%   $2,956   21.4%
Customer B...................  4,528   45.2     5,204   49.0     6,536   47.3
Customer C...................    --     --        --     --      1,395   10.1
Customer D...................  1,465   14.6     1,321   12.4       --     --

   In the Company's judgment, termination by any purchaser to which its present sales are made would not have a material impact upon its ability to sell its production to another purchaser at similar prices.

                             COLUMBUS ENERGY CORP.

(4) LONG-TERM DEBT

  The Company has a Credit Agreement ("Agreement") with Norwest Bank Denver, N.A. ("Bank") having a borrowing base of $10,000,000, which is subject to semi-annual redetermination for any increase or decrease. On May 12, 1999 the Credit Agreement was amended to extend the revolving period to July 1, 2001 when it entirely converts to an amortizing term loan which matures July 1, 2005. The credit is collateralized by a first lien on oil and gas properties. The interest rate options are the Bank's prime rate or LIBOR plus 1.50%. In addition, a commitment fee of 1/4 of 1% of the average unused portion of the credit is payable quarterly.

  At November 30, 1999 outstanding borrowings on the revolving line of credit were $5,500,000 and the unused borrowing base available was $4,500,000. The $5,500,000 bears interest at LIBOR rate of 5.51% plus 1.50%.

  The Agreement as amended provides that certain financial covenants be met which include a minimum net worth of $12,000,000 plus 50% of Cumulative Net Income, as defined, minus exploration expenses after August 31, 1998, a quarterly calculation of a current ratio of not less than 1.0:1.0 and a ratio of Funded Debt to Consolidated Net Worth, as defined, not greater than 1.25:1.00. Columbus has complied with these covenants. Under the terms of the Agreement, Columbus is permitted to declare and pay a dividend in cash so long as no default has occurred or a mandatory prepayment of principal is pending.

  The scheduled payments of long-term debt for the years ending November 30 are as follows (in thousands):

     2001................................................................ $  458
     2002................................................................  1,375
     2003................................................................  1,375
     2004................................................................  1,375
     2005................................................................    917
                                                                          ------
       Total............................................................. $5,500
                                                                          ======

(5) INCOME TAXES

  The provision (benefit) for income taxes consists of the following (in thousands):

                                                           1999   1998    1997
                                                           -----  -----  ------
   Current:
     Federal.............................................. $  28  $ --   $   13
     State................................................    32     65      88
                                                           -----  -----  ------
                                                              60     65     101
                                                           -----  -----  ------
   Deferred:
     Federal..............................................  (582)  (789)    942
     Use of loss carryforwards............................   --     --      347
     State................................................   (24)   (33)     39
                                                           -----  -----  ------
                                                            (606)  (822)  1,328
                                                           -----  -----  ------
      Total income tax provision (benefit)................ $(546) $(757) $1,429
                                                           =====  =====  ======

                             COLUMBUS ENERGY CORP.

  Total tax provision has resulted in effective tax rates which differ from the statutory Federal income tax rates. The reasons for these differences are:

                                           Percent of Pretax Earnings
                                           --------------------------------
                                             1999        1998        1997
                                           --------    --------    --------
   U.S. statutory rate....................      (34)%       (34)%        34%
   State income taxes.....................        1           2           2
   Change in valuation allowance..........      --           (4)          2
   Other..................................        2          (2)          2
                                           --------    --------    --------
   Effective rate.........................      (31)%       (38)%        40%
                                           ========    ========    ========

  The Company files a consolidated income tax return with its subsidiaries. Consolidated income taxes are payable only when taxable income exceeds available net operating loss carryforwards and other credits.

  The Tax Reform Act of 1986 limits the use of corporate tax carryforwards in any one taxable year if a corporation experiences a 50% change of ownership. Columbus experienced such a change of ownership in October 1987 which limits its use of pre-change ownership net operating losses to approximately $900,000 in each subsequent year.

  The Company uses the asset and liability method to account for income taxes. Under this method, deferred tax liabilities and assets are determined based on the temporary differences between financial statement and tax basis of assets and liabilities using enacted rates in effect for the year in which the differences are expected to reverse. Deferred tax assets (net of a valuation allowance) primarily result from net operating loss carryforwards, percentage depletion and certain accrued but unpaid employee benefits. Deferred tax liabilities result from the recognition of depreciation, depletion and amortization in different periods for financial reporting and tax purposes.

  Because of the Company's previous 1987 quasi-reorganization, the Company is required to report the effect of its net deferred tax asset arising prior to December 1, 1987 as an increase in stockholders' equity rather than as an increase to net earnings.

                              COLUMBUS ENERGY CORP.
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

   During fiscal 1999, certain tax assets (shown in the table below) were utilized and the valuation allowance was decreased during the year by $122,000. The tax effect of significant temporary differences representing deferred tax assets and liabilities and changes were as follows (in thousands):

                                                   Current Year
                                             -------------------------
                                    Dec. 1,  Stockholders' Operations/ Nov. 30,
                                     1998       Equity        Other      1999
                                    -------  ------------- ----------- --------
Deferred tax assets:
  Pre-1987 loss carryforwards...... $ 1,049      $--         $ (609)   $   440
  Post-1987 loss carryforwards.....     615       --              2        617
  Percentage depletion
   carryforwards...................   1,478       --            172      1,650
  State income tax loss
   carryforwards...................     118       --              6        124
  Other............................     329       --             58        387
                                    -------      ----        ------    -------
    Total..........................   3,589       --           (371)     3,218
  Valuation allowance (long-term)..  (1,408)      310(a)       (188)    (1,286)
                                    -------      ----        ------    -------
    Deferred tax assets............   2,181       310          (559)     1,932
                                    -------      ----        ------    -------
  Tax benefit of stock option
   exercises.......................     --         12(a)        (12)       --
                                    -------      ----        ------    -------
Deferred tax liabilities--
  Depreciation, depletion and
   amortization and other..........  (1,971)      --          1,176       (795)
                                    -------      ----        ------    -------
    Net tax asset.................. $   210      $322        $  605    $ 1,137
                                    =======      ====        ======    =======

--------
(a) Credited to additional paid-in capital.

  The Company has approximate net operating loss carryforwards (in thousands) available at November 30, 1999 as follows:

                                                                          Net
                                                                       Operating
     Expiration Year                                                     Loss
     ---------------                                                   ---------
     2000.............................................................  $  904
     2001.............................................................     387
     2003.............................................................     105
     2004.............................................................     115
     2010.............................................................   1,593
                                                                        ------
                                                                        $3,104
                                                                        ======

  For Alternative Minimum Tax purposes the Company had net operating loss carryforwards of approximately $3,219,000 as of November 30, 1999. The Company also has percentage depletion carryforwards of $4,344,000 which do not expire. Oklahoma state income tax operating loss carryforwards total approximately $2,075,000 at November 30, 1999. These carryforwards begin to expire in fiscal 2003 and have a full valuation allowance and no net asset value in these financial statements.

                             COLUMBUS ENERGY CORP.
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

  The earnings before income taxes for financial statements differed from taxable income as follows (in thousands):

                                                     1999     1998     1997
                                                    -------  -------  -------
Earnings (loss) before income taxes per financial
 statements........................................ $(1,761) $(1,992) $ 3,596
Differences between income before taxes or
 financial statement purposes and taxable income:
  Intangible drilling costs deductible for taxes...    (453)  (2,685)  (6,158)
  Excess of book over tax depletion, depreciation
   and amortization................................   2,212    1,800    1,683
  Tax benefit of stock option exercises............     (32)    (229)    (200)
  Impairment expense...............................     973    3,426    1,843
  Lease abandonments...............................    (393)     (74)     (13)
  Geological expense...............................     318      --       --
  Other............................................     153      (10)     153
                                                    -------  -------  -------
Federal taxable income............................. $ 1,017  $   236  $   904
                                                    =======  =======  =======

  Realization of the future tax benefits is dependent on the Company's ability to generate taxable income within the carryforward period. Based upon the proved reserves as of November 30, 1999 as well as contemplated drilling activities, but excluding revenues from any possible future increase in proved reserves, management believes that taxable income during the carryforward period will be sufficient to essentially utilize the NOL's before they expire. Of the total valuation allowance of $1,286,000 as of November 30, 1999, $206,000 relates to pre-quasi-reorganization tax assets and the balance of $1,080,000 relates to post-quasi-reorganization tax assets. In future periods, any reduction of the pre-quasi-reorganization portion of the valuation allowance will be credited to additional paid-in capital and any reduction of the post-quasi-reorganization portion of the valuation allowance will be credited to income.

  Estimates of future taxable income are subject to continuing review and change because oil and gas prices fluctuate, proved reserves are developed or new reserves added as a result of future drilling activities, and operation and management services revenue and expenses vary. A minimum level of $8,500,000 of future taxable income will be necessary to enable the Company to fully utilize the net operating loss carryforwards and realize the gross deferred tax assets of $3,218,000. This level of income can be achieved using the value of proved reserves reported in the year end November 30, 1999 standardized measure of net cash flows but this does not give total assurance that sufficient taxable income will be generated for total utilization because of the volatility inherent in the oil and gas industry which makes it difficult to project earnings in future years due to the factors mentioned above. During 1999 the valuation allowance was decreased by $310,000 related to pre-quasi- reorganization tax assets and increased by $188,000 for post-quasi-reorganization tax assets. During 1998 the valuation allowance was decreased by $221,000 related to pre-quasi-reorganization tax assets and increased by $186,000 for post-quasi-reorganization assets. During 1997 the valuation allowance was decreased by $262,000 related to pre-quasi-reorganization tax assets and increased by $236,000 for post-quasi-reorganization assets.

(6) RELATED PARTY TRANSACTIONS

  Reimbursement is made by Resources to Columbus for services provided by Columbus officers and employees for managing Resources and reduces general and administrative expense. This reimbursement totaled $33,000 for fiscal 1999, $218,000 for fiscal 1998 and $225,000 for fiscal 1997.

  During fiscal 1997, the Company continued its consulting and drilling arrangements with Trueblood Resources, Inc ("TRI") that began in 1995 and continued each year with amendments as appropriate for each

                             COLUMBUS ENERGY CORP.

year's program. In 1997 there was a 90-day written notice provision in addition to the monthly retainer fee of $10,000 for geological and geophysical consulting services provided by Mark Butler, a Vice President of TRI, who would dedicate a total of 135 hours each three-month period reviewing prospects of third parties and supervising and planning 3D seismic programs on Columbus' leaseholds. Also, there was to be continued participation for a 37.5% working interest in the AMI located in the Anadarko Basin primarily located in two counties in the Oklahoma Panhandle. TRI is a privately held oil and gas exploration and production company whose major shareholder is John Trueblood, the son of Columbus' CEO, Harry A. Trueblood, Jr., who is a director and also was a 1.2% shareholder of TRI. Also, there is a related company to TRI known as Trumark Production Company, LLC ("TPC") in which Mark Butler and John Trueblood each own 50% which is primarily a technical services oriented company for which TRI serves in an administrative capacity therefor.

  In November 1997, an amended agreement was created to cover 1998 fiscal year operations and superseded and replaced the original 1995 agreement and supplements thereto. Columbus and TRI formed a new AMI which included all of Texas County, Oklahoma wherein Columbus would take up to a one-third working interest participation and the remainder belonged to TRI. The Company advanced $30,000 to acquire digitized logs and related software for use in the search for new prospects in Texas County with the resulting data to be owned by Columbus. To compensate for the advance, TRI agreed to waive any cash promotion on the first four prospects generated from the data and further reduced the 10% carried working interest promotion on the 100% WI to 5% in the first two of those prospects. The retainer fee of $10,000 per month was continued covering up to 135 hours in each three months period of Mr. Butler's time to perform certain geological and geophysical services. Also TRI would have the right to participate for up to a proportionate 5.0% WI in any third party deal reviewed by Mr. Butler and taken by the Company.

  For fiscal 1999, two separate agreements dated December 1, 1998 were entered into by the Company. One was with TPC wherein Mr. Butler increased his base consulting to 70 hours per month and his other time would be devoted to finding prospects in the Oklahoma AMI for TRI's operations with third party participants as well as with Columbus. The retainer would be at the rate of $170 per hour which would result in a monthly retainer charge of $11,900. For each prospect review by Mr. Butler and taken by Columbus, TPC would receive a 2% proportionately reduced carried working interest through logs but certain existing areas of operations were specifically excepted from this arrangement.

  The second agreement was with TRI and basically gave Columbus the option to participate in the Oklahoma prospects during the year with no carried working interest burden related to its proportionate share of such prospects that might be drilled.

  As a result of the above contracts, retainer fees paid to TRI for TPC's consulting services, etc. were $155,000 in fiscal 1999, $179,000 in 1998, and $121,000 in 1997. Promotional costs plus associated actual costs of drilling wells involved which were paid to TRI amounted to $348,000 in 1999, $5,000 in 1998 and $614,000 in 1997. The amounts are paid monthly and at each year-end no other amounts were owed.

(7) CAPITAL STOCK

  The shares and prices of stock options in this note have been adjusted to reflect the five-for-four stock split in 1997 and the 10% stock dividend in fiscal 1998.

  Columbus has several stock option plans with outstanding options for the benefit of all employees. Under the 1985 Plan, options for 42,178 shares were exercisable at November 30, 1999. No additional options may be granted under the 1985 Plan. At November 30, 1998, 63,731 shares were exercisable.

                             COLUMBUS ENERGY CORP.
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

   Under the 1995 Plan, as of November 30, 1999, 17,487 option shares remained available for granting, and options for 287,752 shares were exercisable. Options may be exercised for a period determined at grant date but not to exceed five years. Options are vested in three equal annual amounts from grant date or each annual amount may be exercised immediately for each twelve-month period the optionholder has been an employee of the Company. At November 30, 1998, 6,937 shares were available for granting, and options for 314,182 shares were exercisable.

  The Board of Directors has granted non-qualified stock options of which there were 329,886 exercisable at November 30, 1999 and 231,803 shares were exercisable at November 30, 1998. The Board of Directors has reserved 475,000 shares of treasury stock to be used for issuing common stock when non-qualified stock options are exercised.

  On December 1, 1996, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation". The Company elected to continue to measure compensation costs for these plans using the current method of accounting under Accounting Principles Board (APB) Opinion No. 25 and related interpretations in accounting for its stock option plans. Accordingly, no compensation expense is recognized for fixed stock options granted with an exercise price equal to or greater than the market value of Columbus stock on the date of grant. Had compensation cost for the Company's stock option plans been determined using the fair-value method in SFAS No. 123, the Company's net income and earnings per share would have been as follows:

                                                        1999     1998     1997
                                                       -------  -------  ------
                                                       (thousands except per
                                                           share amounts)
   Net income (loss)
     As reported...................................... $(1,215) $(1,235) $2,167
     Pro forma........................................ $(1,340) $(1,392) $1,968
   Earnings (loss) per share (basic)
     As reported...................................... $  (.31) $  (.29) $  .50
     Pro forma........................................ $  (.34) $  (.33) $  .46

  Options are granted at 100% of fair market value on the date of grant. The following table is a summary of stock option transactions for the three years ended November 30, 1999:

                                   1999             1998             1997
                             ---------------- ---------------- ----------------
                                    Weighted-        Weighted-        Weighted-
                                     Average          Average          Average
                                    Exercise         Exercise         Exercise
                             Shares   Price   Shares   Price   Shares   Price
                             ------ --------- ------ --------- ------ ---------
                                           (options in thousands)
Shares under option at
 beginning of year.........   619     $6.73     557    $6.45     490    $5.65
Granted....................   246     $5.93     182    $6.76     191    $7.38
Exercised..................   (67)    $5.40    (115)   $5.34    (121)   $4.70
Expired....................   (49)    $6.46      (5)   $7.79      (3)   $6.64
                              ---              ----             ----
Shares under option at end
 of year...................   749     $6.61     619    $6.73     557    $6.45
                              ===              ====             ====
Options exercisable at
 November 30...............   660     $6.74     610    $6.73     542    $6.42
Shares available for future
 grant at end of year......    17                 7               46
Weighted-average fair value
 of options granted during
 the year..................           $1.07            $1.40            $2.04

                             COLUMBUS ENERGY CORP.
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

   The following table summarizes information about the Company's stock options outstanding at November 30, 1999:

                        Options Outstanding         Options Exercisable
                 --------------------------------- ---------------------
                         Weighted-Average
                              Remaining  Weighted-             Weighted-
    Range of       Options   Contractual  Average    Options    Average
    Exercise     Outstanding    Life     Exercise  Exercisable Exercise
     Prices      at Year End   (Years)     Price   at Year End   Price
    --------     ----------- ----------- --------- ----------- ---------
                          (options in thousands)
  $4.68 - $5.79      137         2.1       $5.57        52       $5.58
  $6.12 - $6.44      273         2.4       $6.21       269       $6.21
  $7.00 - $7.84      339         1.5       $7.34       339       $7.34
                     ---         ---       -----       ---       -----
  $4.68 - $7.84      749         2.0       $6.61       660       $6.74
                     ===         ===       =====       ===       =====

  The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

                                                             1999   1998   1997
                                                            ------ ------ ------
   Expected option life--years.............................   2.30   2.32   2.36
   Risk-free interest rate.................................  5.50%  5.02%  6.08%
   Dividend yield..........................................     0%     0%     0%
   Volatility.............................................. 19.94% 25.87% 30.60%

   On October 28, 1992, the Board of Directors approved an Employee Stock Purchase Plan ("Plan") to begin January 1, 1993, which was approved by the shareholders at the 1993 annual meeting. Under the Plan a total of 220,000 shares were reserved from authorized unissued common stock from which payments by participants into the Plan will be utilized to purchase shares. The Company contributes an amount of shares equivalent to 25% of those payments which are issued out of the Company's treasury stock as vesting occurs semi-annually. The price of the issued shares equals the average trading price during each six month purchase period or the ending price, whichever is less. The following table summarizes the Stock Purchase Plan activity for the last three fiscal years:

                                     Matching      Total   Shares from  Average
                                   Contributions  Shares    Treasury     Cost
   Fiscal Year                        Expense    Purchased    Stock    Per Share
   -----------                     ------------- --------- ----------- ---------
   1997...........................    $15,000      8,758      1,762      $8.58
   1998...........................    $17,000     11,298      2,275      $7.73
   1999...........................    $16,000     13,741      2,759      $6.30

   The Company has been authorized by the Board of Directors to repurchase its common shares from the market at various prices during the last several years. Those repurchases are summarized as follows:

                                                          Shares
                                                  ----------------------
   Fiscal year repurchased                        As purchased Restated* Average price*
   -----------------------                        ------------ --------- --------------
   1997..........................................   158,000     197,863   $6.92
   1998..........................................   352,750     357,715   $7.07
   1999..........................................   300,538     300,538   $6.08

--------
* Restated for stock split and stock dividends

                             COLUMBUS ENERGY CORP.
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

   As of November 30, 1999 a total of 73,384 shares remained to be purchased from the most recent authorizations to repurchase shares at a price not to exceed $6.00 per share. As of January 31, 2000, 45,000 of those shares have subsequently been acquired at an average price of $5.61 per share.

(8) EARNINGS PER SHARE

  The following table provides a reconciliation of basic and diluted earnings per share (EPS):

                                             Fiscal Year Ended November 30,
                                             ----------------------------------
                                                1999        1998       1997
                                             ----------  ----------  ----------
                                                     (in thousands,
                                                 except per share data)
Reconciliation of basic and diluted EPS
 share computations:
  Income (loss) available to common
   shareholders--basic and diluted EPS
   (numerator).............................. $   (1,215) $   (1,235) $   2,167
                                             ==========  ==========  =========
Shares (denominator):
  Basic EPS.................................      3,898       4,194      4,299
  Effect of dilutive option shares..........        --          --          93
                                             ----------  ----------  ---------
  Diluted EPS...............................      3,898       4,194      4,392
                                             ==========  ==========  =========
Per share amount:
  Basic EPS................................. $     (.31) $     (.29) $     .50
                                             ==========  ==========  =========
  Diluted EPS............................... $     (.31) $     (.29) $     .49
                                             ==========  ==========  =========
Number of shares not included in dilutive
 EPS that would have been antidilutive
 because exercise price of options was
 greater than the average market price of
 the common shares..........................        544         138         73
                                             ==========  ==========  =========

   Historical average number of shares outstanding and earnings per share have been adjusted for the five-for-four stock split distributed June 16, 1997 to shareholders of record as of May 27, 1997 and the 10% stock dividend distributed March 9, 1998 to shareholders of record as of February 23, 1998.

(9) COMMITMENTS AND CONTINGENT LIABILITIES

  The Company's Articles of Incorporation and By-Laws provide for indemnification of its officers, directors, agents and employees to the maximum extent authorized by the Colorado Corporation Code, as amended or as may be amended, revised or superseded. In addition, the Company has entered into individual indemnification agreements with its officers and directors, present and past, which agreements more fully describe such indemnification.

  In June 1991, Columbus executed a lease for its present office space. The total rent expense for 1999, 1998 and 1997 was approximately $200,000, $171,000 and $161,000, respectively. Columbus has extended the lease for an additional one year through September 2000 at a base rate of $21,525 per month. Future rental payments required under this lease as of November 30, 1999 are $215,000 for fiscal year 2000.

  Columbus is self-insured for medical and dental claims of its U. S. employees and dependents as well as any former employees or dependents who are eligible and elect coverage under COBRA rules. Columbus pays a premium to obtain both individual and aggregate stop-loss insurance coverage. A liability for estimated claims incurred and not reported or paid before year end is included in other current liabilities.

                              COLUMBUS ENERGY CORP.
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

  The separation pay policy of Columbus includes a retirement provision. Officers and employees may retire at age 65, or older, and at the discretion of the Board of Directors be paid retirement compensation based upon the length of service and the prior year's average compensation. Such compensation has been approved for three individuals who have reached age 65. As of November 30, 1999 the accrued liability totals $290,000 which may change in future years until their retirement as compensation and length of service with Columbus changes. The total obligation is unfunded and payment upon an individual's retirement will be made from working capital. The total expense accrued was $120,000, $18,000 and $23,000 in 1999, 1998 and 1997,
respectively.

  Columbus periodically hedges both natural gas and crude oil prices by entering into "swaps". The swap is matched against the calendar monthly average price on the NYMEX and settled monthly. Revenues were decreased when the market price at settlement exceeded the contract swap price or increased when the contract swap price exceeded the market price. There was no hedging activity in fiscal 1998. The following table shows the results of these swaps:

                                                               Increase
                                                             (decrease) in
                                                              oil and gas
                                                               revenues
                                    Volume                 ------------------
Description                         per mo.     Period       1999      1997
-----------                        --------- ------------- --------  --------
                               (Mmbtu or bbl)
Natural Gas
$2.20/Mmbtu.......................  60,000   3/97 - 10/97            $(86,400)
Crude Oil
Collar with $17.50/ bbl floor and
 $22.25/bbl ceiling...............   7,500    9/99 - 8/00  $(34,000)
$21.17/bbl........................  10,000   11/96 - 10/97           $  8,900
$17.25/bbl with $19.50/bbl cap....  10,000   1/96 - 12/96            $(22,500)

   The Company's natural gas and crude oil swaps are considered financial instruments with off-balance sheet risk which are entered into in the normal course of business to partially reduce its exposure to fluctuations in the price of crude oil and natural gas. Those instruments involved, to varying degrees, elements of market and credit risk in excess of the amount recognized in the balance sheets.

  The Company had a crude oil hedge outstanding as of November 30, 1999 by using a costless "collar" on 7,500 barrels per month for the 12 months from September 1, 1999 through August 31, 2000. This "collar" is settled monthly against the calendar monthly average price on the NYMEX with a $17.50 per barrel floor and $22.25 per barrel ceiling. For any average price below or above those prices Columbus receives or pays the difference which increases or reduces oil revenues each month in which this occurs. For the two months of December, 1999 and January, 2000, oil sales would have been $65,000 higher if this hedge had not been in place because oil prices exceeded the $22.25 ceiling price. For the remaining period of February through August 2000 using the prevailing price as of January 31, 2000 for each of the months, the settlement value the Company would owe is $158,000 which would also reduce crude oil sales.

  The Company is not aware of any events of noncompliance in its operations with any environmental laws and regulations nor of any potentially material contingencies related to environmental issues. There is no way management can predict what future environmental control problems may arise. The continually changing character of environmental regulations and requirements that might be enacted by jurisdictional authorities in various operational areas defies forecasting.

  On October 7, 1998, Columbus was served with a complaint in a lawsuit styled Maris E. Penn, Michael Mattalino, Bruce Davis, and Benjamin T. Willey, Jr. vs. Columbus Energy Corp., Cause No. 98-44940 in the 55th District Court of Harris County, Texas. The plaintiffs are parties to a September 1994 settlement agreement

                             COLUMBUS ENERGY CORP.

that provided for the conveyance of overriding royalty interests in leases acquired by Columbus in certain portions of Harris County. Plaintiffs claim Columbus is obligated under the settlement agreement to acquire all leases available within a described portion of Harris County and that Columbus has failed to develop those leases as a reasonably prudent operator. Plaintiffs are claiming damages based upon their alleged right to a 3% overriding royalty interest in leases taken and drilled by third parties within the described area. Discovery is ongoing. Columbus denies all allegations of failure to develop and instructed counsel to vigorously defend this lawsuit. The parties are set for mediation on April 11, 2000 and for trial on May 22, 2000.

(10) DEFINED CONTRIBUTION PENSION PLAN

  The Company has a qualified defined contribution 401(k) plan covering all employees. The Company matches, at its discretion, a portion of a participant's voluntary contribution up to a certain maximum amount of the participant's compensation. The Company's contribution expense was approximately $110,000, $106,000, and $95,000 in the fiscal years 1999, 1998 and 1997, respectively.

                             COLUMBUS ENERGY CORP.

(11) INDUSTRY SEGMENTS

  The Company operates primarily in two business segments of (1) oil and gas exploration and development, and (2) providing services as an operator, manager and gas marketing advisor.

  Summarized financial information concerning the business segments is as follows:

                                              1999        1998        1997
                                             -------     -------     -------
                                                 (in thousands)
Operating revenues from unaffiliated
 services:
  Oil and gas............................... $10,022     $10,630     $13,848
  Services..................................   1,478       1,464       1,308
                                             -------     -------     -------
    Total................................... $11,500     $12,094     $15,156
                                             =======     =======     =======
Depreciation, depletion and amortization
 (a):
  Oil and gas............................... $ 3,341     $ 3,784     $ 3,238
  Services..................................      59          62          57
                                             -------     -------     -------
    Total................................... $ 3,400     $ 3,846     $ 3,295
                                             =======     =======     =======
Operating income (loss):
  Oil and gas............................... $  (294)(b) $  (582)(b) $ 4,714(b)
  Services..................................     415         342         424
  General corporate expenses................  (1,447)     (1,466)     (1,372)
                                             -------     -------     -------
    Total operating income (loss)...........  (1,326)     (1,706)      3,766
Interest expense and other..................    (435)       (286)       (170)
                                             -------     -------     -------
    Earnings (loss) before income taxes..... $(1,761)    $(1,992)    $ 3,596
                                             =======     =======     =======
Identifiable assets (a):
  Oil and gas............................... $18,621     $19,587     $21,917
  Services..................................   3,909       4,362       4,218
                                             -------     -------     -------
    Total................................... $22,530     $23,949     $26,135
                                             =======     =======     =======
Additions to property and equipment:
  Oil and gas............................... $ 2,215     $ 5,872     $ 9,671
  Services..................................     --           45           7
                                             -------     -------     -------
    Total................................... $ 2,215     $ 5,917     $ 9,678
                                             =======     =======     =======

--------
(a) Other property and equipment have been allocated above to the oil and gas and services segment based upon the estimated proportion the property is used by each segment. Therefore, depletion, depreciation and amortization and identifiable assets do not match the functional allocations in Note 3 to the consolidated financial statements.
(b) Includes non-cash impairment loss of $973,000 in 1999, $3,482,000 in 1998 and $2,179,000 in 1997.

                            COLUMBUS ENERGY CORP.

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                       August 31,  November 30,
                                                          2000         1999
                                                       ----------- ------------
                                                       (unaudited)
                                                            (in thousands)
Current assets:
  Cash and cash equivalents...........................  $  2,455     $  1,850
  Accounts receivable:
    Joint interest partners...........................     1,058        1,780
    Oil and gas sales.................................     2,195        1,501
    Allowance for doubtful accounts...................      (101)        (116)
  Deferred income taxes (Note 3)......................        60          200
  Inventory of oil field equipment, at lower of
   average cost or market.............................        81          106
  Other...............................................        50           80
                                                        --------     --------
      Total current assets............................     5,798        5,401
                                                        --------     --------
Deferred income taxes (Note 3)........................       570          937
Property and equipment:
  Oil and gas assets, successful efforts method (Note
   2).................................................    38,166       36,862
  Other property and equipment........................     1,884        1,836
                                                        --------     --------
                                                          40,050       38,698
  Less: Accumulated depreciation, depletion and
   amortization and valuation allowance...............   (24,895)     (22,506)
                                                        --------     --------
      Net property and equipment......................    15,155       16,192
                                                        --------     --------
                                                        $ 21,523     $ 22,530
                                                        ========     ========

                                                                     (continued)

                             COLUMBUS ENERGY CORP.

                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                                        August 31,  November 30,
                                                           2000         1999
                                                        ----------- ------------
                                                        (unaudited)
                                                             (in thousands)
Current liabilities:
  Accounts payable....................................    $ 1,933     $ 2,352
  Undistributed oil and gas
   production receipts................................        547         386
  Accrued production and property taxes...............        474         738
  Prepayments from joint interest owners..............        196         200
  Accrued expenses....................................        499         494
  Income taxes payable (Note 3).......................          6          30
  Other...............................................          2          32
                                                          -------     -------
    Total current liabilities.........................      3,657       4,232
                                                          -------     -------
Long-term bank debt (Note 2)..........................      4,400       5,500
Commitments and contingent liabilities (Notes 4, 5 and
 9)
Stockholders' equity:
  Preferred stock authorized 5,000,000 shares, no par
   value, none issued.................................        --          --
  Common stock authorized 20,000,000 shares of $.20
   par value; shares issued 4,658,777 in 2000, and
   4,645,303 in 1999 (outstanding 3,753,868 in 2000
   and 3,800,558 in 1999).............................        932         929
  Additional paid-in capital..........................     20,139      20,069
  Accumulated deficit.................................     (1,721)     (2,655)
                                                          -------     -------
                                                           19,350      18,343
Less: Treasury stock at cost 904,909 shares in 2000
 and 844,745 shares in 1999...........................     (5,884)     (5,545)
                                                          -------     -------
    Total stockholders' equity........................     13,466      12,798
                                                          -------     -------
                                                          $21,523     $22,530
                                                          =======     =======


  The accompanying notes are an integral part of these consolidated financial statements.

                             COLUMBUS ENERGY CORP.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (Unaudited)

                                                  Nine Months    Three Months
                                                     Ended           Ended
                                                   August 31,     August 31,
                                                 --------------  -------------
                                                  2000    1999    2000   1999
                                                 ------- ------  ------ ------
                                                  (in thousands, except per
                                                         share data)
Revenues:
  Oil and gas sales............................. $10,742 $7,064  $4,671 $2,760
  Operating and management services.............   1,035  1,025     342    353
  Interest and other income.....................     114     70      45     23
                                                 ------- ------  ------ ------
    Total revenues..............................  11,891  8,159   5,058  3,136
                                                 ------- ------  ------ ------
Costs and expenses:
  Lease operating expenses......................   1,566  1,357     544    514
  Property and production taxes.................     995    741     410    242
  Operating and management services.............     598    693     164    220
  General and administrative....................   1,217  1,075     340    299
  Depreciation, depletion and amortization......   2,414  2,571     932    847
  Impairments...................................     500    503     500    --
  Exploration expense...........................   1,940    971     250    627
  Litigation expense............................     380     41      13     24
  Advisory fees.................................     490    --      371    --
                                                 ------- ------  ------ ------
    Total costs and expenses....................  10,100  7,952   3,524  2,773
                                                 ------- ------  ------ ------
      Operating income..........................   1,791    207   1,534    363
                                                 ------- ------  ------ ------
Other expenses (income):
  Interest......................................     325    273     108     98
  Other.........................................       7      4       7      1
                                                 ------- ------  ------ ------
                                                     332    277     115     99
                                                 ------- ------  ------ ------
    Earnings (loss) before income taxes.........   1,459    (70)  1,419    264
Provision (benefit) for income taxes (Note 3)...     525    (27)    511    100
                                                 ------- ------  ------ ------
    Net earnings (loss)......................... $   934 $  (43) $  908 $  164
                                                 ======= ======  ====== ======
Earnings (loss) per share (Note 7):
  Basic......................................... $   .25 $ (.01) $  .24 $  .04
                                                 ======= ======  ====== ======
  Diluted....................................... $   .25 $ (.01) $  .24 $  .04
                                                 ======= ======  ====== ======
Weighted average number of common shares and
 common equivalent shares outstanding:
  Basic.........................................   3,757  3,920   3,749  3,870
                                                 ======= ======  ====== ======
  Diluted.......................................   3,764  3,920   3,784  3,873
                                                 ======= ======  ====== ======

  The accompanying notes are an integral part of these consolidated financial statements.

                             COLUMBUS ENERGY CORP.

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS EQUITY
                   For the Nine Months Ended August 31, 2000
                                  (Unaudited)

                           Common Stock   Additional             Treasury Stock
                         ----------------  Paid-in   Accumulated ----------------
                          Shares   Amount  Capital     Deficit   Shares   Amount
                         --------- ------ ---------- ----------- -------  -------
                                      (dollar amounts in thousands)
Balances, December 1,
 1999................... 4,645,303  $929   $20,069     $(2,655)  844,745  $(5,545)
Exercise of employee
 stock options..........     2,200     1         9         --        --       --
Purchase of shares......       --    --        --          --     63,000     (358)
Shares issued for Stock
 Purchase Plan..........    11,274     2        61         --     (2,836)      19
Net earnings............       --    --        --          934       --       --
                         ---------  ----   -------     -------   -------  -------
Balances, August 31,
 2000................... 4,658,777  $932   $20,139     $(1,721)  904,909  $(5,884)
                         =========  ====   =======     =======   =======  =======



  The accompanying notes are an integral part of these consolidated financial statements.

                             COLUMBUS ENERGY CORP.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (Unaudited)

                                                               Nine Months
                                                              Ended August
                                                                   31,
                                                             ----------------
                                                              2000     1999
                                                             -------  -------
                                                             (in thousands)
Net earnings (loss)......................................... $   934  $   (43)
Adjustments to reconcile net earnings (loss) to net cash
 provided by operating activities:
  Depreciation, depletion, and amortization.................   2,414    2,571
  Impairments...............................................     500      503
  Deferred income tax provision (benefit)...................     507      (81)
  Exploration expense, noncash portion......................     --        80
  Other.....................................................      45      108
Net change in operating assets and liabilities..............    (561)    (630)
                                                             -------  -------
    Net cash provided by operating activities...............   3,839    2,508
                                                             -------  -------
Cash flows from investing activities:
  Proceeds from sale of assets..............................      66      --
  Additions to oil and gas properties.......................  (1,866)  (2,487)
  Additions to other assets.................................     (49)     (11)
                                                             -------  -------
    Net cash used in investing activities...................  (1,849)  (2,498)
                                                             -------  -------
Cash flows from financing activities:
  Proceeds from long-term debt..............................     300    1,100
  Reduction in long-term debt...............................  (1,400)    (400)
  Proceeds from issuance of common stock....................      73      161
  Purchase of treasury stock................................    (358)  (1,471)
                                                             -------  -------
    Net cash used in financing activities...................  (1,385)    (610)
                                                             -------  -------
Net increase (decrease) in cash and cash equivalents........     605     (600)
Cash and cash equivalents at beginning of period............   1,850    2,003
                                                             -------  -------
Cash and cash equivalents at end of period.................. $ 2,455  $ 1,403
                                                             =======  =======
Supplemental disclosure of cash flow information:
  Cash paid (received) during the period for:
    Interest................................................ $   329  $   271
                                                             =======  =======
  Income taxes, net of refunds.............................. $    42  $    28
                                                             =======  =======
Supplemental disclosure of non-cash investing and financing
 activities:
  Non-cash compensation expense related to common stock..... $    44  $   103
                                                             =======  =======

  The accompanying notes are an integral part of these consolidated financial statements.

                             COLUMBUS ENERGY CORP.

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                  (Unaudited)

(1) BASIS OF PRESENTATION

  The accompanying consolidated financial statements include the accounts of Columbus Energy Corp. ("Columbus") and its wholly-owned subsidiaries, Columbus Gas Services, Inc. ("CGSI") and Columbus Texas, Inc. ("Texas"). All significant intercompany balances have been eliminated in consolidation. The term "Company" as used herein includes Columbus and its subsidiaries.

  The consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles and require the use of management's estimates. The financial statements contain all adjustments (consisting only of normal recurring accruals) which, in the opinion of management, are necessary to present fairly the financial position of the Company as of August 31, 2000 and November 30, 1999, and the results of its operations and cash flows for the periods presented. The results of operations for such interim periods are not necessarily indicative of results to be expected for the full year.

  The accounting policies followed by the Company are set forth in Note 2 to the Company's consolidated financial statements in the Annual Report on Form 10-K for the year ended November 30, 1999. These accounting policies and other footnote disclosures previously made have been omitted in this report so long as the interim information presented is not misleading. These quarterly financial statements should be read in conjunction with the consolidated financial statements and notes included in the 1999 Form 10-K.

(2) LONG-TERM DEBT

  The Company has a credit agreement with Wells Fargo Bank West, National Association ("Bank"), formerly known as Norwest Bank Denver, N.A., that was amended on June 30, 2000 to extend the revolving period to July 1, 2002 when it entirely converts to an amortizing term loan which matures July 1, 2006. The credit is collateralized by a first lien on oil and gas properties. The interest rate options are the Bank's prime rate or LIBOR plus 1.50%.

  The borrowing base is limited to $10,000,000 and subject to semi-annual redetermination for any increase or decrease. At August 31, 2000 outstanding borrowings on the revolving line of credit were $4,400,000 and the unused borrowing base available was $5,600,000. A commitment fee of 1/4 of 1% for any unused portion of the amount which is the difference between the borrowing base and the outstanding borrowings is payable quarterly.

                             COLUMBUS ENERGY CORP.

                                  (Unaudited)


(3) INCOME TAXES

  The provision (benefit) for income taxes consists of the following (in thousands):

                                                                   Nine Months
                                                                      Ended
                                                                   August 31,
                                                                   -----------
                                                                   2000  1999
                                                                   ----- -----
Current:
  Federal......................................................... $   3 $  25
  State...........................................................    15    29
                                                                   ----- -----
                                                                      18    54
                                                                   ----- -----
Deferred:
  Federal.........................................................   487   (84)
  Use of loss carryforwards.......................................   --      6
  State...........................................................    20    (3)
                                                                   ----- -----
                                                                     507   (81)
                                                                   ----- -----
Total income tax (benefit) expense................................ $ 525 $ (27)
                                                                   ===== =====

  During the nine months of fiscal 2000, certain tax assets (shown in the table below) were utilized. The tax effect of significant temporary differences representing deferred tax assets and liabilities and changes were estimated as follows (in thousands):

                                                        Current Year
                                             ----------------------------------
                                             December 1, Operations/ August 31,
                                                1999        Other       2000
                                             ----------- ----------- ----------
Deferred tax assets:
  Pre-1987 loss carryforwards...............   $   440      $ --      $   440
  Post-1987 loss carryforward...............       617        --          617
  Percentage depletion carryforwards........     1,650         (4)      1,646
  State income tax loss carryforwards.......       124        --          124
  Other.....................................       387          7         394
                                               -------      -----     -------
    Total...................................     3,218          3       3,221
Valuation allowance (long-term).............    (1,286)       --       (1,286)
                                               -------      -----     -------
    Deferred tax assets.....................     1,932          3       1,935
                                               -------      -----     -------
Deferred tax liabilities-
  Depreciation, depletion and amortization
   and other................................      (795)      (510)     (1,305)
                                               -------      -----     -------
    Net tax asset (liability)...............   $ 1,137      $(507)    $   630
                                               =======      =====     =======

                             COLUMBUS ENERGY CORP.

                                  (Unaudited)


(4) LITIGATION

  On May 4, 2000, Columbus was served with a complaint in a lawsuit styled Fred E. Long and ENCO Exploration Company v. Columbus Energy Corp., Cause B-00-1171-0-CV-B in the 156th Judicial District Court of Bee County, Texas. Fred
E. Long and his company, ENCO Exploration Company, have sued Columbus as operator regarding the Long No. 4 well. Long/ENCO own a combined 25% working interest. They contend that Columbus was negligent in its duty as operator to drill a vertical hole without deviation at the location approved by the participating working interest owners. They seek return of their proportionate share of the drilling costs as damages, approximately $300,000. Columbus has denied all of the Long/ENCO allegations and believes them to be without merit. Discovery has not commenced.

(5) COMMITMENTS AND CONTINGENT LIABILITIES

  The Company's natural gas and crude oil swaps are considered financial instruments with off-balance sheet risk which are entered into in the normal course of business to partially reduce its exposure to fluctuations in the price of crude oil and natural gas. Those instruments involve, to varying degrees, elements of market and credit risk in excess of the amount recognized in the balance sheets.

  The Company has had in place a twelve month costless "collar" for 7,500 barrels of crude oil each month for the period September 1, 1999 through August 31, 2000. This "collar" was settled monthly against the calendar monthly average price on the NYMEX with a $17.50 per barrel floor price and $22.25 per barrel ceiling price. Columbus received or paid the difference below the floor or above the ceiling that each monthly price averaged. During the third quarter and nine months of fiscal 2000, oil sales were reduced by $192,000 and $441,000, respectively, since average oil prices exceeded the $22.25 ceiling price each month of those periods but no further reductions will occur during the balance of fiscal 2000 because of the expiration of the collar.

  The Company is not aware of any events of noncompliance in its operations with environmental laws and regulations nor of any potentially material contingencies related to environmental issues. Management cannot predict what future environmental control problems may arise or what environmental regulations and requirements might be enacted by jurisdictional authorities in its various operational areas in future.

                             COLUMBUS ENERGY CORP.

                                  (Unaudited)


(6) RELATED PARTY TRANSACTIONS

  CEC Resources Ltd. ("Resources") was a wholly-owned subsidiary of Columbus prior to its divestiture on February 24, 1995. Reimbursement was made by Resources to Columbus for services provided by its officers and employees for managing Resources in the past which effectively reduced Columbus' general and administrative expense. Such reimbursement totaled $33,000 for the nine months of 1999. On March 31, 1999, the agreement was terminated pursuant to a 90 day notice period.

  The Company has been a party to an arrangement with Mark Butler, geologist and 50% owner of Trumark Production Company ("TPC"), during fiscal 1999 and 2000 whereby Mr. Butler would provide Columbus with 70 hours per month of geological and geophysical consulting services (including related work station usage) at a rate of $170 per hour. John B. Trueblood, son of Columbus' CEO Harry A. Trueblood, Jr., owns the other 50% of TPC. The retainer fees paid to TPC were $122,000 and $111,000 during nine months of 2000 and 1999, respectively.

(7) EARNINGS PER SHARE

  The following table provides a reconciliation of basic and diluted earnings per share (EPS):

                                              Nine Months       Three Months
                                           Ended August 31,   Ended August 31,
                                           -----------------  -----------------
                                             2000     1999      2000     1999
                                           -------- --------  -------- --------
                                             (in thousands, except per share
                                                          data)
Reconciliation of basic and diluted EPS
 share computations:
  Income (loss) available to common
   shareholders--basic and diluted EPS
   (numerator)...........................  $    934 $    (43) $    908 $    164
                                           ======== ========  ======== ========
Shares (denominator):
  Basic EPS..............................     3,757    3,920     3,749    3,870
  Effect of dilutive option shares.......         7      --         35        3
                                           -------- --------  -------- --------
  Diluted EPS............................     3,764    3,920     3,784    3,873
                                           ======== ========  ======== ========
Per share amount:
  Basic EPS..............................  $    .25 $   (.01) $    .24 $    .04
                                           ======== ========  ======== ========
  Diluted EPS............................  $    .25 $   (.01) $    .24 $    .04
                                           ======== ========  ======== ========
Number of shares not included in dilutive
 EPS that would have been antidilutive
 because exercise price of options was
 greater than the average market price of
 the common shares.......................       502      612       232      626
                                           ======== ========  ======== ========

                             COLUMBUS ENERGY CORP.

                                  (Unaudited)


(8) INDUSTRY SEGMENTS

  The Company operates primarily in two business segments of (1) oil and gas exploration and development and (2) providing services as an operator, manager and gas marketing advisor.

  Summarized financial information concerning the business segments is as follows:

                                               Nine Months     Three Months
                                              Ended August     Ended August
                                                   31,              31,
                                             ----------------  --------------
                                              2000     1999     2000    1999
                                             -------  -------  ------  ------
                                                    (in thousands)
Operating revenues from unaffiliated
 services:
  Oil and gas............................... $10,751  $ 7,071  $4,675  $2,762
  Services..................................   1,140    1,088     383     374
                                             -------  -------  ------  ------
    Total................................... $11,891  $ 8,159  $5,058  $3,136
                                             =======  =======  ======  ======
Depreciation, depletion and amortization:
  Oil and gas............................... $ 2,338  $ 2,528  $  887  $  833
  Services..................................      76       43      45      14
                                             -------  -------  ------  ------
    Total................................... $ 2,414  $ 2,571  $  932  $  847
                                             =======  =======  ======  ======
Operating income (loss):
  Oil and Gas............................... $ 3,412  $   930  $2,085  $  523
  Services..................................      86      351     160     138
  General corporate expense.................  (1,707)  (1,074)   (711)   (298)
                                             -------  -------  ------  ------
    Total operating income..................   1,791      207   1,534     363
Interest expense and other..................    (332)    (277)   (115)    (99)
                                             -------  -------  ------  ------
  Earnings (loss) before income taxes....... $ 1,459  $   (70) $1,419  $  264
                                             =======  =======  ======  ======

(9) MERGER AGREEMENT

  Columbus and Key Production Company, Inc. (NYSE:KP) jointly announced on August 29, 2000 that Key has agreed to acquire all of the outstanding common stock of Columbus. Under the terms of the executed merger agreement Columbus' shareholders will receive 0.355 of a share of Key common stock for each Columbus share in a tax-free reorganization subject to a favorable Columbus shareholder vote. Columbus expects to hold a special shareholders' meeting for that purpose during November 2000 provided the SEC's review of the proxy statement/prospectus is completed during October, 2000. The Board of Directors of both companies have unanimously approved the transaction.

 (b) Pro forma financial information required pursuant to Article 11 of Regulation S-X:

The following unaudited pro forma financial information has been derived from Key's audited financial statements for the year ended December 31, 1999 and unaudited financial statements for the nine months ended September 30, 2000 and from Columbus' audited financial statements for the fiscal year ended November 30, 1999 and unaudited financial statements for the nine months ended August 31, 2000. The information is only a summary and you should read it in conjunction with the historical financial statements and related notes contained in the annual reports and other information that Key and Columbus have filed with the Securities and Exchange Commission.

You should consider several factors when comparing the historical financial information of Key and Columbus to the unaudited pro forma financial information, including the following:

  . The unaudited pro forma condensed combined balance sheet gives effect to the merger as if it had occurred on September 30, 2000. The unaudited pro forma combined statements of income for fiscal 1999 and the first nine months of 2000 give effect to the merger as if it occurred on January 1, 1999.

  . Columbus' fiscal year ends on November 30. Key's fiscal year ends on December 31. The combined company will also utilize December 31 as its fiscal year end. No attempt has been made to roll forward Columbus' year-end or interim financial information to conform to the combined company's fiscal year. The following unaudited pro forma condensed combined balance sheet as of September 30, 2000 was derived from Columbus' August 31, 2000 balance sheet and Key's September 30, 2000 balance sheet using the adjustments and assumptions described in the notes to the unaudited pro forma combined financial information. Similarly, the unaudited pro forma combined statements of income combine the latest dissimilar twelve-month and nine-month periods presented for Columbus and Key, as adjusted, as if Columbus utilized a fiscal year end of December 31. Columbus prepared its historical financial results using the successful efforts method of accounting for oil and gas activities. Key utilizes the full cost method. The combined company will also utilize full cost.

  . Certain revenue and expense items reported by Columbus on its historical statements of income and balance sheet have been reclassified to conform to the method of presentation utilized by Key.

  . Expected annual cost savings of $2 million have not been reflected as an adjustment to the historical data. The cost savings are expected to result from the consolidation of the corporate headquarters of Key and Columbus, the elimination of duplicate staff and expenses and a reduction in the use of outside services currently utilized by Columbus. Some of the cost savings will relate to items that, under the full cost method of accounting, would have been capitalized rather than expensed in the combined financial statements. Therefore, not all of the expected savings will result in reductions to expenses as reported in the accompanying unaudited pro forma combined statement of income.

  . Columbus has accrued $490,000 as of August 31, 2000 for advisory and legal fees associated with its merger/sale activities in its historical financial results. These costs have not been eliminated in the pro forma adjustments.

The unaudited pro forma information is for illustrative purposes only. If the merger had occurred in the past, the combined company's financial position and operating results might have been different from that presented in the unaudited pro forma condensed combined financial statements. In addition, the purchase price allocation is preliminary and will be finalized following closing of the merger. The final purchase price allocation will be determined shortly after closing based on actual fair value of current assets, current liabilities and long-term debt at that time, as well as the number of shares of Columbus stock and stock options outstanding at closing. We do not expect the final allocation to differ materially from the preliminary allocation shown below. You should not rely on the unaudited pro forma information as an indication of the financial position or operating results that the combined company would have achieved if the merger had occurred in the past. You also should not rely on the unaudited pro forma information as an indication of future results that the company will achieve after the merger.

                  UNAUDITED PRO FORMA CONDENSED BALANCE SHEET

                               September 30, 2000
                                 (In Thousands)

                                                          Pro Forma
                                       Key     Columbus  Adjustments   Combined
                                     --------  --------  -----------   --------
              ASSETS
              ------
Current Assets:
  Cash and cash equivalents........  $  8,413  $ 2,455       $         $ 10,868
  Receivables......................    18,013    3,152                   21,165
  Prepaid expenses and other.......       891      191        (60)(b)     1,022
                                     --------  -------                 --------
                                       27,317    5,798                   33,055
                                     --------  -------                 --------
Deferred income taxes..............       --       570       (570)(b)       --
Oil and gas properties, net........   171,215   14,661     18,842 (a)   204,718
Other assets, net..................     1,624      494                    2,118
                                     --------  -------                 --------
                                     $200,156  $21,523                 $239,891
                                     ========  =======                 ========

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------
Current Liabilities:
  Accounts payable.................  $ 14,863  $ 1,933                 $ 16,796
  Accrued expenses and other.......     6,602    1,724                    8,326
                                     --------  -------                 --------
                                       21,465    3,657                   25,122
                                     --------  -------                 --------
Long-term debt.....................    49,000    4,400                   53,400
Deferred Credits and Other Non-
 Current Liabilities:
  Deferred income taxes............    28,518      --       6,692 (a)    35,210
  Other............................       679      --                       679
                                     --------  -------                 --------
                                       29,197      --                    35,889
                                     --------  -------                 --------
Stockholders' Equity:
  Common stock.....................     3,180      932       (596)(c)     3,516
  Paid-in capital..................    43,920   20,139      4,511 (c)    68,570
  Retained earnings (accumulated
   deficit)........................    56,486   (1,721)     1,721 (c)    56,486
  Treasury stock...................    (3,092)  (5,884)     5,884 (c)   (3,092)
                                     --------  -------                 --------
                                      100,494   13,466                  125,480
                                     --------  -------                 --------
Total Liabilities and Stockholders'
Equity.............................  $200,156  $21,523                 $239,891
                                     ========  =======                 ========

                    UNAUDITED PRO FORMA STATEMENT OF INCOME

                  For the Nine Months Ended September 30, 2000
                     (In Thousands, Except Per Share Data)

                                                          Pro Forma
                                         Key    Columbus Adjustments  Combined
                                       -------  -------- -----------  --------
Revenues:
Oil and gas sales..................... $68,154  $10,742  $            $78,896
Operating and management services.....     --     1,035   (1,035)(d)      --
Other.................................     277      114     (114)(d)      277
                                       -------  -------               -------
                                        68,431   11,891                79,173
                                       -------  -------               -------
Expenses:
Depreciation, depletion and
 amortization.........................  25,181    2,414    2,444 (e)   30,039
Lease operating.......................   8,238    1,566   (1,035)(d)    9,367
                                                             598 (d)
Operating and management services.....     --       598     (598)(d)      --
Production and property taxes.........   2,302      995                 3,297
General and administrative............   2,179    1,224                 3,403
Litigation expense....................     --       380                   380
Advisory fee..........................     --       490                   490
Financial costs:
 Interest expense.....................   3,338      325                 3,663
 Capitalized interest.................  (1,194)     --       (11)(f)   (1,205)
 Interest income......................    (134)     --      (114)(d)     (248)
Impairments...........................     --       500     (500)(e)      --
Exploration expense...................     --     1,940   (1,940)(e)      --
                                       -------  -------               -------
                                        39,910   10,432                49,186
                                       -------  -------               -------
Income Before Income Taxes............  28,521    1,459                29,987
Provision for Income Taxes............  10,553      525        17(g)   11,095
                                       -------  -------               -------
Net Income............................ $17,968  $   934               $18,892
                                       =======  =======               =======
Basic Earnings Per Share.............. $  1.51  $  0.25               $  1.42
                                       =======  =======               =======
Diluted Earnings Per Share............ $  1.45  $  0.25               $  1.38
                                       =======  =======               =======
Weighted Average Basic Shares.........  11,934    3,757   (2,412)(h)   13,279
                                       =======  =======               =======
Weighted Average Diluted Shares.......  12,384    3,764   (2,417)(h)   13,731
                                       =======  =======               =======

                    UNAUDITED PRO FORMA STATEMENT OF INCOME

                 For the Twelve Months Ended December 31, 1999
                     (In Thousands, Except Per Share Data)

                                                            Pro Forma
                                          Key    Columbus  Adjustments Combined
                                        -------  --------  ----------- --------
Revenues:
Oil and gas sales.....................  $55,798  $10,014   $           $65,812
Operating and management services.....      --     1,386    (1,386)(d)     --
Other.................................      460      100      (100)(d)     460
                                        -------  -------               -------
                                         56,258   11,500                66,272
                                        -------  -------               -------
Expenses:
Depreciation, depletion and
 amortization.........................   28,672    3,400     3,419 (e)  35,491
Lease operating.......................    8,951    1,903    (1,386)(d)  10,352
                                                               884 (d)
Operating and management services           --       884      (884)(d)     --
Production and property taxes.........    2,623    1,029                 3,652
General and administrative............    2,550    1,336                 3,886
Litigation expense....................      --       119                   119
Retirement and separation.............      --       111                   111
Financial costs:
 Interest expense.....................    4,081      373                 4,454
 Capitalized interest.................   (1,397)     --        (12)(f)  (1,409)
 Interest income......................     (197)     --       (100)(d)    (297)
Impairments...........................      --       973      (973)(e)     --
Exploration expense...................      --     3,071    (3,071)(e)     --
Other.................................      --        62                    62
                                        -------  -------               -------
                                         45,283   13,261                56,421
                                        -------  -------               -------
Income (Loss) Before Income Taxes.....   10,975   (1,761)                9,851
Provision (Benefit) for Income Taxes..    4,171     (546)       20 (g)   3,645
                                        -------  -------               -------
Net Income (Loss).....................  $ 6,804  $(1,215)              $ 6,206
                                        =======  =======               =======
Basic Earnings (Loss) Per Share.......  $  0.59  $ (0.31)              $  0.48
                                        =======  =======               =======
Diluted Earnings (Loss) Per Share.....  $  0.56  $ (0.31)              $  0.46
                                        =======  =======               =======
Weighted Average Basic Shares.........   11,537    3,898    (2,553)(h)  12,882
                                        =======  =======               =======
Weighted Average Diluted Shares.......   12,111    3,898    (2,553)(h)  13,456
                                        =======  =======               =======

           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

Note 1--Basis of Presentation

Key will account for the merger of Key and Columbus as a purchase of Columbus. Prior to the merger, Key estimated that it would issue 1,345,000 common shares to shareholders of Columbus. In the merger Columbus became a wholly owned subsidiary of Key.

The accompanying pro forma condensed combined balance sheet includes pro forma adjustments to give effect to the acquisition of Columbus by Key as of September 30, 2000. The pro forma combined statements of income for the year ended December 31, 1999 and the nine months ended September 30, 2000 include the historical revenue and expenses of Key and Columbus for those twelve and nine month periods and adjustments for the pro forma effects of the acquisition as if the transaction had occurred at January 1, 1999.

Key's fiscal year ends on December 31, while Columbus' ends on November 30. The unaudited pro forma income statements were prepared as if Columbus' results from operations for its fiscal year ended November 30, 1999 and nine months ended August 31, 2000 were the same as they would have been for the twelve and nine month periods ended December 31, 1999 and September 30, 2000, respectively. Similarly, the unaudited pro forma condensed combined balance sheet was prepared assuming that Columbus' historical balance sheet at August 31, 2000 was in effect on September 30, 2000.

Key's and Columbus' financial statements were prepared in accordance with generally accepted accounting principles and require Key and Columbus to make estimates that affect the reported amount of assets, liabilities, revenues and expenses. In the opinion of Key and Columbus, the unaudited pro forma combined financial statements include all the adjustments necessary to present fairly the results of the periods presented.

The accompanying pro forma statements do not include all information and notes required by generally accepted accounting principles for complete financial statements. However, except as disclosed herein, there has been no material change in the information disclosed in the notes to consolidated financial statements included in the Annual Report on Form 10-K of Columbus for the year ended November 30, 1999 and Key for the year ended December 31, 1999. In the opinion of management, all adjustments considered necessary for a fair presentation have been included.

 Note 2--Pro Forma Adjustments

The following adjustments have been made to the pro forma condensed combined balance sheet of Key and Columbus at September 30, 2000 and to the statements of income for the year and nine months ended December 31, 1999 and September 30, 2000.

(a) This entry adjusts the historical book values of Columbus' assets and liabilities to their estimated fair values as of September 30, 2000. The calculation of the total purchase price and the preliminary allocation to assets and liabilities are shown in the following table. The final purchase price allocation will be determined shortly after closing based on actual fair value of current assets, current liabilities and long-term debt at that time as well as the number of shares of stock and stock options outstanding at closing. We do not expect the final allocation to differ materially from the preliminary allocation shown below.

                                                            (In $ thousands,
                                                           except share price)
                                                           ------------------
Calculation and preliminary allocation of purchase price:
Shares of Key common stock to be issued to Columbus
 stockholders.............................................        1,345
Average Key stock price per share.........................      $ 18.01
                                                                -------
Fair value of Key common stock issued.....................       24,223
Plus fair value of Columbus employee stock options to be
 assumed by Key...........................................          763
Plus fair value of liabilities assumed by Key:
  Current liabilities.....................................        3,657
  Long-term debt..........................................        4,400
  Deferred taxes..........................................        6,692
                                                                -------
Total purchase price......................................       39,735
Less fair value of non oil and gas assets to be acquired
 by Key:
  Current assets..........................................        5,738
  Non oil and gas properties..............................          494
                                                                -------
Fair value allocated to oil and gas properties, including
 $1 million of unproved properties........................      $33,503
                                                                =======

The closing market price of Key common stock on the day of the merger announcement was $18.25. The cost of the acquisition reflects the average of that price and the closing prices of Key common stock for the two days preceding and following announcement, which average price was $18.01.

The entry to record the purchase transaction provides a step-up to the book basis of the assets being acquired by Key for the deferred tax effect resulting from the difference between the fair market value and historical carryover tax basis of Columbus' oil and gas assets. The new book basis of the oil and gas assets acquired by Key is in excess of the historical carryover tax basis of the Columbus oil and gas properties.

(b) This adjustment removes deferred tax assets previously recorded on Columbus' historical balance sheet.

(c) These pro forma adjustments represent the allocation of the fair value of common stock issued by Key and eliminates any retained earnings or treasury shares of Columbus. Key will issue approximately 1.345 million shares of $0.25 par value common stock to accomplish the merger, or 0.355 share for each Columbus share outstanding. The pro forma combined stockholders' equity reflects the following:

                                                                  (in thousands)
                                                                  --------------
   Stockholders' equity of Key at September 30, 2000.............    $100,494
   Fair value of common stock issued in purchase.................      24,223
   Fair value of stock options assumed by Key....................         763
                                                                     --------
   Pro forma stockholders' equity................................    $125,480
                                                                     ========

(d) Reclassifies operating and management services revenues and expenses, as well as certain other expenses, to conform with Key's method of presentation.

(e) Adjusts depreciation, depletion and amortization to account for the acquisition as if the acquisition had occurred on January 1, 1999 in a manner consistent with the full cost method of accounting for oil and gas activities utilized by Key. These adjustments also eliminate historical amounts recorded by Columbus under the successful efforts accounting method for exploration expense and asset impairments to conform to full cost accounting.

(f) Adjustment to capitalize interest on the pro forma amount of purchase price allocated to unproved properties.

(g) To account for the income tax effect of the pro forma adjustments, using the expected tax rate of the combined company. This 37% pro forma rate reflects a Federal statutory rate of 34% and effective state income tax rate of 3%.

(h) Adjusts the pro forma combined weighted average basic and diluted shares outstanding for the periods presented.

Note 3--Cost Savings and Expenses of the Merger

Expected annual cost savings have not been reflected as an adjustment to the historical data because it is prospective information pertaining to what may happen once the companies are combined. Likewise, estimated future costs associated with accomplishing the merger have not been factored into the pro forma presentation of historical financial results, nor have expenses recorded by Columbus related to its evaluation of strategic alternatives been eliminated.

Estimated costs of the business combination total approximately $2.2 million, consisting primarily of severance and separation pay for terminated Columbus employees ($1 million), investment banking fees and related expenses ($675,000), legal, accounting, and engineering consulting fees ($425,000), and printing, mailing and other costs directly related to the merger ($100,000). Payment or accrual of virtually all of these costs will occur either before or at closing of the merger and will be recorded by Key and Columbus in the quarter in which they are incurred. Columbus will expense approximately $2 million of the costs. Key's estimated share of the total costs is $200,000 and will be capitalized as direct costs associated with the transaction.

Note 4--Selected Pro Forma Supplemental Oil and Gas Information

The tables set forth below reflect unaudited pro forma disclosures about the combined company's oil and gas activities. The information was prepared from, and should be read in conjunction with, the related information in Key's 1999 Form 10-K and latest Form 10-Q and Columbus' 1999 Form 10-K and latest Form 10-Q that are incorporated by reference in this proxy statement/prospectus.

Production and average sales price information

                                                                 Oil     Gas
                                                                ------ -------
   For the twelve months ended December 31, 1999:
   Production (oil in thousands of barrels; gas in million
    cubic feet)................................................  1,484  17,271
   Average sales prices (per barrel of oil and per Mcf of
    gas)....................................................... $17.47 $  2.21

                                                                 Oil     Gas
                                                                ------ -------
   For the nine months ended September 30, 2000
   Production (oil in thousands of barrels; gas in million
    cubic feet)................................................  1,260  12,642
   Average sales prices (per barrel of oil and per Mcf of
    gas)....................................................... $27.93 $  3.36

Productive wells at December 31, 1999:

                                                             Oil         Gas
                                                         ----------- -----------
   Area                                                  Gross  Net  Gross  Net
   ----                                                  ----- ----- ----- -----
   Mid-continent........................................   193  68.2   655 125.7
   Gulf Coast...........................................   217  32.6   322  40.6
   Rocky Mountains......................................   720  66.8   120   5.6
   California...........................................   --    --     27  22.6
                                                         ----- ----- ----- -----
                                                         1,130 167.6 1,124 194.5
                                                         ===== ===== ===== =====

Net undeveloped acres at December 31, 1999:

   California...........................................................  22,138
   Colorado.............................................................     593
   Louisiana............................................................   3,058
   Mississippi..........................................................  20,713
   Montana..............................................................  10,389
   New Mexico...........................................................     630
   North Dakota.........................................................     277
   Oklahoma.............................................................   9,611
   Texas................................................................  24,724
   Utah.................................................................  13,216
   Wyoming..............................................................  54,033
                                                                         -------
                                                                         159,382
                                                                         =======

Estimated proved oil and gas reserves and standardized measure at June 30,
2000

                                                     Key   Columbus(1) Combined
                                                   ------- ----------- --------
Oil (MBbls)......................................    9,056       866     9,922
Gas (MMcf).......................................   79,758    10,632    90,390
Equivalent (Bcfe)................................    134.1      15.8     149.9
Standarized measure of discounted future net cash
 flows (MM)......................................  $ 219.8   $  26.4   $ 246.2

--------
*  One barrel of oil is the energy equivalent of six Mcf of natural gas

(1) Columbus' proved oil and gas reserves as estimated by its independent engineers were reported as 26.1 Bcfe in its annual report on Form 10-K for the year ended November 30, 2000. In August 2000, the reserve estimates were updated as of June 30, 2000 and proved reserves totaled 21.1 Bcfe, including
3.0 Bcfe and 2.4 Bcfe classified as proved developed non-producing and proved undeveloped, respectively. During the first seven months of Columbus' fiscal 2000, 2.3 Bcfe was produced and downward reserve adjustments totaled 3.5 Bcfe which were partially offset by a 0.8 Bcfe increase due to higher prices. These reserve adjustments were due to Columbus receiving information that other operators had determined not to develop certain locations, recent drilling activity and performance of wells, as well as an evaluation of certain technical data. The June 30, 2000 reserves consisted of 14.2 Bcf of gas and
1.16 million barrels of crude and condensate.

Undeveloped and non-producing proved reserves, by their nature, are less certain to be recovered than proved developed producing reserves. The estimates of proved reserves classified as undeveloped or non-producing include the assumption that significant capital expenditures will be made to develop the reserves. Although the estimates of proved developed non-producing and proved undeveloped reserves that were prepared for Columbus were conducted in accordance with industry standards, based on Key's assumptions and economic parameters, Key's engineers have estimated that proved reserves to be acquired from Columbus at June 30, 2000, were 15.8 Bcfe, including 14.5 Bcfe of proved producing reserves.

(c) The following exhibits to this Form 8-K are filed pursuant to the requirements of Item 601 of Regulation S-K:

Exhibit No.    Description

  2.1 Agreement and Plan of Merger, dated as of August 28, 2000, by and among Registrant, Key Acquisition Two, Inc. and Columbus Energy Corp. (incorporated by reference to Annex A to the Registrant's Registration Statement on Form S-4, registration no. 333-45654, filed with the SEC on November 14, 200)

  23.1          Consent of PricewaterhouseCoopers LLP

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 2, 2001          KEY PRODUCTION COMPANY, INC.

                               By:  /s/ Paul J. Korus
                                        Paul J. Korus
                                        Chief Financial Officer